Exhibit 99.1

Antigenics Provides Update on Filing for Approval of Oncophage(R) in Russia for the Treatment of Intermediate-Risk Kidney Cancer

     Application Based on Investigator-Reported Results of Phase 3 Study Showing That Oncophage Significantly Prolongs Recurrence-Free
   Survival by 45 Percent in Patients With Intermediate-Risk Kidney
                                Cancer


    NEW YORK--(BUSINESS WIRE)--Aug. 2, 2007--Antigenics Inc. (NASDAQ:
AGEN) today announced that it has completed the submission of an application for marketing authorization with the Russian Ministry of Public Health for the use of Oncophage(R) (vitespen) in the treatment of kidney cancer patients at intermediate risk for disease recurrence.

    "This submission represents a key milestone in the advancement of our global registrational strategy for Oncophage," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "The final results that were submitted to the Russian Ministry of Public Health and that will be presented at a scientific conference later this year indicate substantial benefit in this clinically relevant subset of kidney cancer patients for whom no licensed treatment options exist globally.

    "Based on the feedback we received from key experts and investigators, we have a responsibility to bring Oncophage to patients and we look forward to working closely with the Russian Ministry of Public Health in what could be the first available therapeutic cancer vaccine approved in the adjuvant setting anywhere in the world," continued Dr. Armen. "In addition, we will explore making Oncophage available to patients in geographical territories such as Europe and Canada, as well as remain committed to seeking guidance from the US FDA."

    According to RMBC, a Russian data provider, the Russian oncology market in 2005 was valued at $387 million but is expanding at an unprecedented rate: by 2008, the Russian oncology market is estimated to be valued at approximately $940 million, an increase of 142 percent. One of the most important factors driving growth of the Russian drug market has been the introduction of the Beneficiary Drug Provision Program (DLO), a governmental reimbursement program introduced in January 2005. Under the program, more than 14 million Russians are provided with medicines subsidized by the federal budget. According to Group DSM, a Russian data provider, the Russian pharmaceutical market will grow to $15-17 billion by 2010, contingent upon the continuation of the DLO program.

    Antigenics' filing with the Russian Ministry of Public Health contains final investigator-reported results from the largest, randomized, Phase 3 kidney cancer trial ever completed in the adjuvant treatment setting. In the study, 604 eligible patients who were without renal cell carcinoma disease at baseline were randomized at 118 centers worldwide, including 172 patients (28 percent) at eight sites in Russia. The primary efficacy data supporting this application were recently presented at the June 2007 annual meeting of the American Urological Association and are currently being prepared for publication. Results from investigator-reported data showed that patients receiving Oncophage in the intermediate-risk population (stages I/II high-grade, III T1/2/3a low-grade) who were without disease at baseline (n = 362) demonstrated a clinically significant improvement in recurrence-free survival of approximately 45 percent (P less than 0.01; hazard ratio = 0.55). Although the median has not yet been reached, results from the 25th percentile indicate that recurrence-free survival was extended by approximately 1.8 years. The most common adverse events reported during the trial were generally mild and expected. The more frequently reported adverse events were mainly constitutional in nature or related to the actual injection.

    Final investigator-reported data will be presented at European and Russian scientific conferences.

    About Oncophage

    Derived from each individual's tumor, Oncophage contains the 'antigenic fingerprint' of the patient's particular cancer and is designed to reprogram the body's immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in a Phase 1/2 trial in recurrent glioma. Oncophage has received fast track and orphan drug designations from the US Food and Drug Administration for both kidney cancer and metastatic melanoma. Oncophage has orphan drug status for kidney cancer from the European Medicines Agency.

    About Renal Cell Carcinoma

    Renal cell carcinoma is the most common type of kidney cancer. The most recent data published by the International Agency for Research on Cancer estimated that there were approximately 16,329 new cases of kidney cancer in Russia in 2004, and about 10,872 people died from the disease. Renal cell carcinoma accounts for about 90 percent of all kidney tumors. By the time renal cell carcinoma is diagnosed in these patients, about one third of them will have developed metastatic disease.

    The current standard of care for patients with nonmetastatic renal cell carcinoma consists of a nephrectomy (surgical removal of the kidney) followed by observation. Globally, there is no treatment approved for nonmetastatic renal cell carcinoma at the present time.

    About Antigenics

    Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant used in numerous vaccines under development by Antigenics' collaborative partners. For more information, please visit antigenics.com.

    This press release contains forward-looking statements, including statements regarding the potential approval of Oncophage in Russia and the potential impact this may have on the advancement of our registration efforts for Oncophage in other territories; the clinical benefit of Oncophage in kidney cancer based on a subgroup analysis; the potential growth and opportunities in the Russian oncology market and the potential impact of the Russian government reimbursement program; and the presentation of data on our Phase 3 kidney cancer trial. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory agencies; the uncertainty of the continuation of the DLO program or its application to Oncophage and the application of similar reimbursement programs in other territories; that efforts in Russia may not impact our efforts in other territories; the ability to raise capital and finance future activities for the development and registration of Oncophage; and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on May 10, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.

    CONTACT: Antigenics Inc.
             Media Relations
             Sunny Uberoi, 917-443-3325
             suberoi@antigenics.com
             or
             Investor Relations
             Robert Anstey, 800-962-2436
             ir@antigenics.com